HIGHWOODS/FORSYTH LIMITED PARTNERSHIP

                        RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                              AND PREFERRED STOCK DIVIDENDS



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

                                                 Nine Months Ended
                                                 September 30, 1996    1995          1994         1993        1992       1991
Earnings (1)(2)
Income (loss) from continuing operations.....    $32,262               $28,934        $ 8,159      $  (155)    $ (239)    $  ($26)
Interest.....................................     12,715                18,101          4,955        5,185      5,059       3,909
Amortization of loan costs...................      1,255                 1,619            738         --           --         --
Total Earnings...............................    $46,232               $42,654        $13,852      $ 5,030     $4,820     $ 3,482

Fixed charges and preferred stock
dividends (2)
Interest.....................................    $12,715                $12,101        $4,955      $ 5,185     $5,059      $ 3,482
Interest capitalized.........................      1,255                    507            17           16         --          487
Amortization of loan costs expensed..........      1,946                  1,619           738           --         --           --
Amortization of loan costs capitalized.......         --                     --            --           --         --           --
Total fixed charges..........................    $15,916                $14,227        $5,720       $ 5,201    $5,059      $ 4,395
Ratio of earnings to fixed charges...........       2.91                   3.00          2.43          0.97      0.95         0.79
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(1) The calculation does not include amortization of previously capitalized interest.
(2) To date no preferred stock has been issued.

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